EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Shumate Industries, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form SB-2/A of our report dated February 15, 2006, included in the Annual Report on Form 10-KSB of Shumate Industries, Inc. for the year ended December 31, 2005 and to all references to our Firm included in this Registration Statement.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 24, 2007

Registered, Public Company Accounting Oversight Board
American Institute of Certified Public Accountants, SEC Practice Section
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 - voice | (713) 266-1815 - fax | www.malone-bailey.com